Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net

Executive Vice President – Chief Financial Officer
216-621-6060

Tom Kmiecik
Assistant Treasurer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060

Forest City Enterprises, Inc. prices offering of 45.5 million shares of Class A common stock

CLEVELAND, Ohio – May 14, 2009 – Forest City Enterprises, Inc. [NYSE: FCEA and FCEB] today announced the pricing of its public offering of 45.5 million newly issued Class A common shares at $6.60 per share. The Company has granted underwriters a 30-day option to purchase up to an additional 6.8 million shares to cover over-allotments, if any. The joint book-running managers for this offering are Merrill Lynch & Co., Goldman, Sachs & Co. and Morgan Stanley. Subject to customary conditions, the offering is expected to close on May 19, 2009.

The Company estimates that gross proceeds from this offering will be approximately $300.3 million or approximately $345.3 million if the underwriters’ over-allotment options is fully exercised. Forest City intends to use the net proceeds from the sale to reduce its outstanding borrowings under the Company’s $750 million revolving credit facility and, if proceeds remain, for general corporate purposes.

Copies of the final prospectus supplement relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, NY 10080, telephone: 212-449-1000; Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 212-902-1171 or 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com; or, Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, Email: prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Corporate Description

Forest City Enterprises, Inc. is an $11.4 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

Safe Harbor Language

Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current market conditions on our liquidity, ability to finance or refinance projects and repay our debt, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, volatility in the market price of our publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s preliminary prospectus supplement, dated May 13, 2009, and the Company’s annual and quarterly reports.

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